Exhibit 99.1

Rubicon Technology, Inc. Reports Preliminary Results for Fiscal First Quarter 2012, Provides

Commentary on Expectations for the Second Quarter 2012

Announces date and time of First Quarter 2012 earnings call

BENSENVILLE, Ill.—(BUSINESS WIRE)—May 1, 2012— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today provided preliminary financial results for the first quarter, which ended March 31, 2012.

The Company reported that it expects revenue for the first quarter of approximately $10 million, in line with its guidance of $8 to $12 million. Rubicon recorded expense of $1.8 million in the quarter associated with scrap and re-work of wafers. The company signed a new contract with its major six-inch wafer customer in February of this year, and this expense is associated with bringing wafers produced prior to the signing of the new contract to the revised specifications defined in the new agreement. Other factors impacting the quarter were a product mix reflecting a greater than expected proportion of lower margin two- through four-inch cores and an additional tax benefit. The company expects to report a loss of approximately $0.15 per share for the quarter, compared with earlier guidance of a loss between $0.10 and $0.14 per share.

“We anticipated that we would need to rework some of the wafers already produced to meet the new specifications. During the re-work process, some wafers became dimensionally non-compliant and needed to be scrapped,” said Raja M. Parvez, President and CEO of Rubicon. “The scrap charge is related only to wafers produced prior to the signing of the new agreement. This is not a problem with new production as these new specifications are well within our standard process capabilities.”

Regarding the second quarter outlook, Mr. Parvez said, “We are seeing the market begin to rebound in the second quarter with an increase in orders for two- through four-inch sapphire cores and an increase in six-inch wafer sales for both the LED and SoS markets. However, pricing remains low. We expect revenue in the second quarter of $15 to $18 million and a loss per share of $0.10 to $0.14.”

First Quarter Earnings Release and Conference Call

Rubicon plans to report financial results for the first quarter ended March 31, 2012 on Tuesday, May 8, 2012 after the market closes.

In conjunction with the release, management will host a conference call at 5:00 p.m. ET (4:00 p.m. CT) on May 8 to review the financial results. To participate in the conference call, please dial (800) 573-4842 or (617) 224-4327(international) at least 10 minutes prior to the start of the call. Callers will need to reference conference ID 94383767#.

The conference call will also be webcast live over the Internet and can be accessed at the company’s website: http://rubicon-es2.com/index.php?page_id=5.

An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. ET (10:59 p.m. CT) May 15, 2012 and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 41388342#. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2012, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Source: Rubicon Technology, Inc.

Rubicon Technology, Inc.

Dee Johnson, VP-Investor Relations

847-457-3426

djohnson@rubicon-es2.com